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                                                                   Exhibit 99.1

                             FOR IMMEDIATE RELEASE

  Union Bankshares Announces Year and Fourth Quarter Ended December 31, 2006
                    Earnings and Quarterly Dividend Payment

Morrisville, VT January 12, 2007 - Union Bankshares, Inc. (AMEX - UNB) today announced net income for the year ended December 31, 2006 was $6.255 million or $1.38 per share compared to $6.237 million or $1.37 per share for the same period in 2005. Year to date improvements in net interest income of 3.5% and federal tax credits were partially offset by an increase in the loan loss provision and salary and benefit costs. Total loans have grown $10.4 million or 3.4% to $317.5 million at December 31, 2006 from $307.1 million at December 31, 2005. Net Income for the fourth quarter of 2006 was $1.586 million or $.35 per share compared to $1.916 million or $.42 per share for 2005. Earnings for the fourth quarter of 2005 included a gain on the sale of other real estate owned of $335 thousand.

A quarterly cash dividend of $.28 per share was declared on January 12, 2007 to shareholders of record January 22, 2007, payable January 25, 2007. Total dividends paid per share for 2006 were $1.06 per share.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and New Hampshire. As of December 31, 2006, the Company had approximately $381 million in consolidated assets, $319.8 in deposits and operated 12 banking offices and 28 ATM facilities in Vermont, a branch and ATM in Littleton, New Hampshire, and a loan origination office in St. Albans, Vermont.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.